Consolidated Interim Financial Statements

(Expressed in Canadian dollars)

LINGO MEDIA INC.

June 30, 2006 and 2005

(Unaudited)

The consolidated balance sheet of Lingo Media Inc. as at June 30, 2006 and the consolidated statements of operations, deficits and cash flows for the six months then ended have not been reviewed by the Company’s auditors. These financial statements are the responsibility of the management and have been reviewed and approved by the Company’s Audit Committee.

LINGO MEDIA INC.

June 30, 2006 and 2005

(Unaudited)

(Expressed in Canadian dollars)

LINGO MEDIA INC.

Consolidated Interim Balance Sheets

(Unaudited)

(Expressed in Canadian dollars)

	June 30 2006	December 31 2005

Assets
Current assets:
Cash	$ 50,399	$ 144,337
Accounts and grants receivable (note 2)	520,627	488,303
Inventory	77,601	34,084
Prepaid and sundry assets	33,120	134,348
	681,747	801,072
Investment and advances (note 3)	182,520	182,520
Deferred costs (note 3)	148,341	117,102
Property and equipment, net	50,253	48,770
Development costs, net	409,769	408,633
Acquired publishing content, net	17,668	53,003
	$ 1,490,298	$ 1,611,100

Liabilities and Shareholders’ Equity

Current liabilities:

Accounts payable	$ 371,981	$ 247,547
Accrued liabilities	37,577	63,844
Bank loan (note 4)	115,000	110,000
Loan payable (note 5)	-	101,929
	524,558	523,320

Loans payable (note 5)	220,693	-

Shareholders’ equity:
Capital stock (note 6)	4,051,116	3,996,971
Contribute surplus	413,086	288,437
Warrants	30,849	30,849
Deficit	(3,750,004)	(3,228,477)
	745,047	1,087,780
	$ 1,490,298	$ 1,611,100

See accompanying notes to consolidated interim financial statements.

Approved on behalf of the Board:

Director
Director

LINGO MEDIA INC.

Consolidated Interim Statements of Deficit

(Unaudited)

(Expressed in Canadian dollars)

	Three months Ended June 30		Six months Ended June 30
	2006	2005	2006	2005

Deficit, beginning of the period	$(3,538,117)	$(2,768,375)	$(3,228,477)	$(2,502,745)

Net income (loss) for period	(211,887)	350	(521,527)	(265,280)

Deficit, end of the period	$(3,750,004)	$(2,768,025)	$(3,750,004)	$ (2,768,025)

See accompanying notes to consolidated interim financial statements.

LINGO MEDIA INC.

Consolidated Interim Statements of Operations

(Unaudited)

(Expressed in Canadian dollars)

	Three months ended June 30		Six months ended June 30
	2006	2005	2006	2005

Revenue (note 8)	$ 283,871	$ 349,758	$ 286,268	$ 355,242
Direct costs	36,870	42,356	38,105	45,139
Margin	247,001	307,412	248,163	310,103

Expenses:
General and administrative	273,344	168,676	452,273	340,415
Amortization	67,684	54,676	133,952	108,920
Stock-based compensation	17,072	124,649	54,810	62,325
Interest and other financial expenses	14,579	16,490	17,860	21,090
	417,932	256,914	728,734	525,235
Loss before income taxes and other taxes	(170,931)	50,498	(480,571)	(215,132)
Income taxes and other taxes	40,956	50,148	40,956	50,148
Net (loss) for the period	$ (211,887)	$ 350	$(521,527)	$ (265,280)
(Loss) Income per share	$ (0.01)	$ 0.00	$ (0.02)	$ (0.01)
Weighted average number of common shares outstanding	26,070,589	23,178,997	26,070,589	23,178,997

See accompanying notes to consolidated interim financial statements.

LINGO MEDIA INC.

Consolidated Interim Statements of Cash Flows

(Unaudited)

(Expressed in Canadian dollars)

	Three months ended June 30		Six months ended June 30
	2006	2005	2006	2005
Cash flows provided by (used in):
Operations:
Net (loss) for the period	$ (211,887)	$ 350	$ (521,527)	$ (265,280)
Items not affecting cash:
Amortization of property and equipment	2,559	2,717	4,960	5,909
Amortization of development costs	47,458	33,838	93,657	67,676
Amortization of acquired publishing content	17,667	17,668	35,335	35,335
Stock-based compensation	17,072	124,649	54,810	62,325
Change in non-cash balances related to operations
Accounts and grants receivable	12,884	151,137	(32,324)	255,776
Inventory	324	(14,618)	964	(13,327
Prepaid and sundry assets	46,278	(26,783)	56,747	306
Accounts payable	41,380	109,819	124,435	51,529
Accrued liabilities	(3,614	(18,717)	(26,267)	(15,492)
Unearned revenue	(123,000)	(73,202)	-	-
Cash (used in) provided by operating activities	(107,628)	199,280	(139,371)	177,242

Financing:
Increase in bank loan	(15,000)	35,000	5,000	55,000
Increase in loans payable	167,701	3,470	118,764	43,622
Issuance of capital stock	51,200	-	54,145	-
Cash provided by financing activities	203,901	38,470	177,909	98,622

Investing:
Purchase of property and equipment	(4,735)	(4,708)	(6,443)	(4,708)
Development costs	(40,298)	(10,655)	(94,794)	(19,401)
Increase in deferred cost	(15,620)	-	(31,239)	-
Cash (used in) investing activities	(60,653)	(15,363)	(132,476)	(24,109)
Increase (decrease) in cash	35,620	(4,708)	(6,443)	(4,708)
Cash, beginning of period	14,779	59,157	144,337	29,791
Cash, end of period	$ 50,399	$ 281,546	$ 50,399	$ 281,546
Supplemental cash flow information:
Income taxes and other taxes paid	$ 20,942	$ 44,714	$ 33,348	$ 68,884
Interest paid	$ 11,339	$ 15,642	$ 13,557	$ 21,090

See accompanying notes to consolidated interim financial statements.

LINGO MEDIA INC.

Notes to Consolidated Interim Financial Statements

(Unaudited)

(Expressed in Canadian dollars)

June 30, 2006 and 2005

Lingo Media Inc. (the "Company") develops, publishes, distributes and licenses book, audio/video cassette, CD-based product and supplemental product for English language learning for the educational school and retail bookstore market in China and for the educational school market in Canada.

1.    Significant accounting policies:

(a)

Basis of presentation:

The disclosures contained in these unaudited interim consolidated financial statements do not include all the requirements of generally accepted accounting principles (GAAP) for annual financial statements. The unaudited interim consolidated financial statements should be read in conjunction with the consolidated financial statements for the year ended December 31, 2005.

The unaudited interim consolidated financial statements reflect all adjustments, consisting only of normal recurring accruals, which are, in the opinion of management, necessary to present fairly the financial position of the Company as of June 30, 2006 and the results of operations and cash flows for the six months ended June 30, 2006 and 2005.

 2.       Accounts and grants receivable:

    Accounts and grants receivable consist of:

	June. 2006	Dec. 2005
Trade receivables	$ 465,980	$ 466,483
Grants receivables	54,647	21,820
Total	$ 520,627	$488,303

3.        Deferred costs, investment and advances:

In June 2005, the Company signed a definitive Joint Venture Agreement (“JV Agreement”) with Sanlong Cultural Communication Co. Ltd. (“Sanlong”). The joint venture company will be known as Hebei Jintu Education Book Co. Ltd. (“Jintu”).  Jintu will continue Sanlong’s recently launched direct-to-consumer business of distributing educational newspapers and product extensions located in Shijiazhuang, Hebei Province, China. Under the JV Agreement, Lingo Media will invest approximately CDN $365,000 (¥2,550,000 RMB) for its 51% share of Jintu. The closing is subject to government approval in China.

5Pursuant to the June 2005 agreement, as at June 30, 2006 the Company advanced funds for working capital to Sanlong through a trust of $182,520 with a view to establishing Jintu and incurred $148,341 in expenditures related to pre-operating costs.

LINGO MEDIA INC.

Notes to Consolidated Interim Financial Statements

(Unaudited)

(Expressed in Canadian dollars)

June 30, 2006 and 2005

4.      Bank loan:

In May 2004, the company negotiated a line of credit of $150,000 with its bank. The line of credit bears interest at prime plus 2.5% per annum, is due on demand, and is secured by the Company’s accounts receivables from customers in China, which, in turn, are insured by the Export Development Corporation. At June 30, 2006, $115,000 (December 2005: $110,000) of the line of credit was utilized.

5.       Loan payable:

Loans payable consists of the following:

	2006	2005

Loan payable, due to a corporation controlled by a director, is interest bearing at 12% per annum and is secured by a general security agreement and is due on July 31 2007 (December 2005: due on demand)

	$ 54,488	$ 51,649

Unsecured loan payable, due to a non-related party, interest bearing at 12% per annum, with no fixed terms of repayment	-	50,279

Unsecured loan payable, due to a non-related party, interest bearing at 12% per annum, due on July 31, 2007	166,205	-
	$ 220,693	$ 101,929

Less Current Portion	-	(101,929)

	$ 220,693	$ -

LINGO MEDIA INC.

Notes to Consolidated Interim Financial Statements

(Unaudited)

(Expressed in Canadian dollars)

June 30, 2006 and 2005

6.

Capital stock:

(a)

Issued

	Common shares
	Number	Amount
Balance, January 1, 2006	27,874,773	$ 3,996,971
Issued:
Option exercised	445,500	54,145
Balance, March 31, 2006	28,320,273	$ 4,051,116

(b)

Options

	Weighted Number of options	Average exercise price
Outstanding, January 1, 2006	3,683,334	$ 0.17
Exercised	(445,500)	0.12
Outstanding, June 30, 2006	3,237,834	$ 0.18
Options exercisable, end of period	2,791,167	$ 0.17

(c)

Warrants

 As of June 30, 2006, the Company had 1,837,500 (December 2005: 1,837,500) warrants and 118,650 (December 2005:118,650) compensation warrants outstanding.

7.    Government grants:

Included as a reduction of general and administrative expenses are government grants of $76,441 (2005 – $106,201), relating to the Company's publishing projects in China and Canada.

Certain government grants are repayable in the event that the Company's annual net income for each of the previous two years exceeds 15% of revenue. During the year, the conditions for the repayment of grants did not arise and no liability was recorded.

LINGO MEDIA INC.

Notes to Consolidated Interim Financial Statements

(Unaudited)

(Expressed in Canadian dollars)

June 30, 2006 and 2005

8.

Segmented information:

The Company operates as an international business and has no distinct reportable business segments.

The Company develops, publishes, distributes and licenses book, audio/video cassette, CD-based product and supplemental product for English language learning for the educational school and retail bookstore market in China and for educational school market in Canada.

The Company's revenue by geographic region based on the region in which the customers are located is as follows:

Six months ended June 30	2006	2005
Canada	$ 3,814	$ 9,394
China	282,454	345,848
	$ 286,268	$ 355,242

The majority of the Company’s identifiable assets as at June 30, 2006 are located in Canada, except for $182,520 (December 2005: $182,520) that are located in China.

9.  Reconciliation of Canadian and United States generally accepted accounting principles ("GAAP"):

These consolidated interim financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") in Canada. Except as set out below, these financial statements also comply, in all material aspects, with the United States generally accepted accounting principles.

The following tables reconcile results as reported under Canadian GAAP with those that would have been reported under United States GAAP.

Statements of Operations:

Six months ended June 30	2006	2005

Loss for the year - Canadian GAAP	$ (521,527)	$ (265,280)
Impact of United States GAAP and adjustments:
Amortization of development costs (a)	93,657	67,676
Deferred costs (g)	(31,239)	-
Loss for the year – United States GAAP	$ (459,109)	$ (197,604)

LINGO MEDIA INC.

Notes to Consolidated Interim Financial Statements

(Unaudited)

(Expressed in Canadian dollars)

June 30, 2006 and 2005

9.  Reconciliation of Canadian and United States generally accepted accounting principles ("GAAP") (continued):

The cumulative effect of these adjustments on the consolidated shareholders' equity of the Company is as follows:

	June 30 2006	December 31 2006
Shareholders’ equity – Canadian GAAP	$ 745,047	$ 1,087,780
Development costs (a)	(35,977)	(102,624)
Compensation expense (c)	(243,250)	(243,250)
Deferred costs (g)	(148,341)	(117,102
Shareholders’ equity – United States GAAP	$ 317,479	$ 624,804

Under United States GAAP, the amounts shown on the consolidated balance sheets for development costs would be $373,791 (December 2005:$306,009).